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                                   EXHIBIT 5





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                         INVESTMENT ADVISORY AGREEMENT
                                    BETWEEN
                               SENTRY FUND, INC.
                                      AND
                       SENTRY INVESTMENT MANAGEMENT, INC.


THIS AGREEMENT, made this 1st day of March, 1991, between SENTRY FUND, INC., a Maryland corporation (hereinafter called the "Fund"), and SENTRY INVESTMENT MANAGEMENT, INC., a Delaware corporation (hereinafter called the "Adviser").


                                  WITNESSETH:

1. The Fund hereby employs the Adviser to manage and direct the investment and reinvestment of the assets of the Fund, subject to the control of the Board of Directors of the Fund, for the period and on the terms set forth in this Agreement. The Adviser hereby accepts such employment for the compensation herein provided and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth.

2. The Adviser shall for all purposes herein be deemed to be an independent contractor and except as otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

3. The Fund shall at all times keep the Adviser fully informed as to the condition of its affairs and has furnished, or will furnish promptly when effective, the Adviser with the following and all amendments and supplements thereto from time to time adopted:

         (a) Articles of Incorporation of the Fund;

         (b) Bylaws of the Fund;

         (c) Statement of Rules and Regulations adopted by the Board of Directors;

         (d) Copies of the Fund's Registration Statement filed with the Securities and Exchange Commission under the Investment Company Act of 1940;

         (e) Copies of the Registration Statement for the Fund's shares filed with the Securities and Exchange Commission under the Securities Act of 1933;

         (f) Copies of all reports to the Securities and Exchange Commission and shareholders of the Fund; and

         (g) Resolution of the Board of Directors authorizing the execution of this Agreement by the Fund.


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4.  The Adviser shall:

         (a) Conduct investment research, obtain and evaluate economic, statistical and financial data relevant to the investment policy and the investments of the Fund;

         (b) Establish and maintain a complete program, subject to the control of the Fund's Board of Directors, for the investment of the Fund's assets in accord with its investment policy;

         (c) Implement, execute and supervise the Fund's investment program, subject to the control of the Fund's Board of Directors, including the placing of orders for the purchase and sale of securities;

         (d) Regularly furnish the Fund, when reasonably requested to do so by an officer or the Board of Directors, complete reports of all Fund portfolio transactions and the management of the assets of the Fund;

         (e) Furnish the Fund's Board of Directors, from time to time, if the Adviser considers it advisable to do so, recommendations regarding changes in the Fund's investment policy;

         (f) Furnish the Fund with office space, facilities and services for its executive personnel;

         (g) Furnish the Fund on a daily basis with a list showing the quantity, name and value (determined as provided in the Fund's charter) of the assets in the Fund's portfolio to permit the Fund to determine net asset value;

         (h) Permit such of the Adviser's officers and employees as may be elected officers and directors of the Fund to serve as such without expense to the Fund, subject to their individual consent to serve and to any limitation imposed by law;

         (i) Assume and pay or cause to be paid all other expenses incurred by it in connection with the management of the assets of the Fund; and

         (j) Keep all records and books of account which investment advisers are required to keep under the Investment Company Act of 1940 and the rules and regulations thereunder.

         5. The Adviser agrees to comply with the Fund's Articles of Incorporation, Bylaws, Rules and Regulations, investment policies as set forth in the Fund's Registration Statement filed with the Securities and
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Exchange Commission under the Investment Company Act of 1940, now in effect or as hereafter amended, and all applicable federal or state laws and will, in any activities undertaken on behalf of the Fund, be subject to any directives of the Board of Directors or any duly constituted committee thereof or the President, any Vice President, Secretary or Treasurer of the Fund.

         6. Nothing in the previous paragraphs shall require the Adviser to bear the expense of or to reimburse the Fund for:

         (a) The charges of any depositories or custodians appointed by the Fund for the safekeeping of its cash, securities and other property;

         (b) The charges of any agents for the Fund to issue, redeem and transfer its shares, to make payment of dividends and for the performance of other services related to the maintenance of shareholder records of the Fund;

         (c) The charges of independent auditors for the Fund;

         (d) All charges for bookkeeping (to the extent that such bookkeeping services are not rendered by the Adviser in connection with its management of the assets of the Fund);

         (e) Broker's commissions and issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party;

         (f) All taxes and corporate fees payable by the Fund to federal, state or other governmental agencies;

         (g) The cost of printing and mailing notices and reports to the Fund's stockholders;

         (h) The expenses of printing and mailing stock certificates on any issue of shares by the Fund;

         (i) The expenses (including legal expenses) of registering shares of the Fund under the Securities Act of 1933 and of preparing and printing post-effective amendments to the Fund's registration statements;

         (j) The expenses (including legal expenses) of qualifying and maintaining qualification of the shares of the Fund under state or other securities laws;

         (k) All charges for preparing, printing and mailing of sales literature;

         (l) All expenses of stockholders and directors meetings; and
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                                     -4-

         (m) The charges and expenses of legal counsel for the Fund in connection with legal matters relating to the Fund, including without limitation, legal services rendered in connection with the Fund's corporate existence, the Fund's corporate and financial structure and relations with its stockholders and the maintenance of registrations and qualification of its securities under federal, state and other governmental laws.

         Omission of an item of expense in the foregoing enumeration shall in no way be construed to include such expense in Section 4 except as to such expenses as are specifically assumed by the Adviser.

         7. The Fund shall pay the Adviser for services rendered hereunder a quarterly fee computed by using the following annual rates, based on the average daily net asset value of the Fund during the quarter:

                  Net Asset Value                  Annual Rate
                  ---------------                  -----------

            First            $150,000,000             0.75%
            Next             $150,000,000             0.60%
            Next             $200,000,000             0.525%
            Amount Over      $500,000,000             0.45%

The fee for each quarter shall be payable to the Adviser not later than the fifteenth day following each of the Fund's fiscal quarters.

         If this Agreement is terminated as of any date not the last day of the quarter, such fee shall be based on the average daily net asset value from the beginning of such quarter to the date of termination and shall be based on the proportion that the number of business days (i.e., days on which the Fund is required to accept shares for redemption) in such quarter to the date of termination bear to the number of such business days in such quarter.

         8. If the total expenses of the Fund in any fiscal year (excluding taxes, portfolio brokerage commissions and interest, but including the fees paid to the Adviser) exceed the sum of 1 1/2 percent of the first $30,000,000 and 1 percent of any balance of the Fund's average daily net assets for such year, the Adviser agrees to reimburse the Fund for an amount equal to such excess within sixty (60) days after the close of each fiscal year. For any portion of any fiscal year ending on the date of termination of this Agreement, the amount of reimbursement shall be pro-rated on the basis of the number of calendar days through the date of termination to the number of calendar days for the entire fiscal year in question.

         9. The Adviser shall not be liable to the Fund or any stockholder thereof or any other person if it has acted in good faith for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates except a loss resulting from the Adviser's willful misfeasance, bad faith or gross negligence in the performance of its duty, or reckless disregard of its obligations and duties under this Agreement.
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                                     -5-

         10. The services of the Adviser to the Fund hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar or other services to others so long as its services hereunder are not impaired thereby.

         11. It is understood that directors, officers, agents and stockholders of the Fund are or may be interested in the Adviser as directors, officers, stockholders, or otherwise, that directors, officers, agents and stockholders of the Adviser are or may be interested in the Fund as directors, officers, stockholders, or otherwise, that the Adviser may be interested in the Fund as a stockholder or otherwise, and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided by specific provisions of applicable law.

         12. This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting shares of the Fund upon giving at least sixty (60) days' written notice to the Adviser. This Agreement may be terminated by the Adviser at any time upon the giving of at least sixty (60) days' written notice to the Fund. This Agreement shall terminate automatically in the event of its assignment.

         This Agreement shall, subject to the foregoing, continue in effect so long as such continuance is specifically approved at least annually by:

         (a) The vote of a majority of the Directors of the Fund who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; and

         (b) The vote of the Board of Directors of the Fund or the vote of a majority of the outstanding voting shares of the Fund.

         13. This Agreement may be amended only with the affirmative vote of a majority of the outstanding voting shares of the Fund.

         14. The terms "interested persons," "vote of the majority of the outstanding voting shares" and "assignment" shall be construed in accordance with their respective definitions in Section 2(a) of the Investment Company Act of 1940.

         15.  Any notice under this Agreement shall be in writing, addressed and delivered or mailed registered, postage prepaid to the other party at such address as such other party may designate for the receipt of such notices.
Until further notice to the other party, it is agreed that the address of the Fund and that of the Adviser for this purpose shall be 1800 North Point Drive, Stevens Point, Wisconsin, 54481.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers the day and year first above written.

ATTEST:                                    SENTRY FUND, INC.


/s/ E. Fleischauer                         /s/ Peter P. Trapp
------------------------                   --------------------------
Emil Fleischauer, Jr.                      Peter P. Trapp
Secretary                                  Chairman of the Board and
President


ATTEST:                                    SENTRY INVESTMENT MANAGEMENT, INC.


/s/ E. Fleischauer                         /s/ David R. Miller
------------------------                   --------------------------
Emil Fleischauer, Jr.                      David R. Miller
Secretary                                  President